Executive Compensation Recoupment Policy
(Adopted September 11, 2013)

This policy covers each of the executive officers (each a “covered executive”) of Kraton Performance Polymers, Inc. (the “Company”) who serves as an “officer” of the Company, as such term defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended.

The Company will, to the extent permitted by governing law, seek to recover, at the direction of the Compensation Committee after it has considered the costs and benefits of doing so, any annual incentive compensation payment, long-term incentive payment or other payment to a covered executive under the following circumstances:

•	The payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of the Company’s financial statements as filed with the Securities and Exchange Commission;

•	The Compensation Committee determines that the covered executive engaged in fraud or willful misconduct that caused or substantially caused the substantial restatement; and

•	A lower payment would have been made to the covered executive based upon the restated financial results.

In each instance, the Company will to the extent practicable seek to recover from the covered executive the amount by which the Compensation Committee has determined that an incentive payment made in the prior three years to such covered executive for the relevant period exceeded the lower payment that would have been made based on the restated financial results. Application of this policy does not preclude the Company from taking any other action to enforce a covered executive’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings

The Compensation Committee will make all determinations required under this policy in its sole and absolute discretion, and such determinations shall be conclusive and binding on all persons, including each covered executive and the Company.